Exhibit 99.1

Stericycle Announces Senior Leadership Transitions

Cindy J. Miller to become President and CEO; Charles A. Alutto to retire as CEO

Daniel V. Ginnetti, CFO, to become EVP of International following appointment of a successor

Mark C. Miller and Thomas D. Brown to retire from the Board of Directors

LAKE FOREST, Ill., February 28, 2019 – Stericycle, Inc. (Nasdaq: SRCL) today announced that Cindy J. Miller, currently President and Chief Operating Officer, has been appointed President and Chief Executive Officer, effective May 2, 2019. Ms. Miller will also join the Stericycle Board of Directors, effective immediately. Charles A. Alutto, whose career at Stericycle began in 1997 and who has served as CEO since 2013, will retire as CEO and from the Board of Directors effective May 2, 2019.

Ms. Miller joined Stericycle as President and COO in October 2018 as part of an executive leadership development and succession planning process. Previously, Ms. Miller had a successful 30-year career at United Parcel Service (UPS) where she served in multiple roles of increasing leadership and international responsibility. Most recently, she served as President of Global Freight Forwarding, a multibillion-dollar business unit with 8,000 employees. Prior to that role, she served as President of UPS Europe and as Managing Director for several global and U.S. operating regions.

“Cindy’s appointment as CEO is the culmination of a thoughtful succession planning process designed to ensure the Company is strongly positioned to advance its global business transformation and enhance performance,” said Robert S. Murley, Chairman of Stericycle’s Board of Directors. “Cindy has a track record of driving change and improving financial performance across large, global organizations and since joining as President and COO, we have already seen her effectiveness and influence on the strategic direction and operations of the Company. The Board is confident that Cindy is the right person to deliver on Stericycle’s potential.”

“It is a privilege to be appointed as the Company’s next CEO,” Ms. Miller said. “This is an especially important time for the Company and together with the rest of the leadership team, I look forward to building on the significant work that is already underway to best position Stericycle for the future.”

“Stericycle has experienced tremendous growth during Charlie’s 22 years at the Company, and on behalf of the entire Board, I would like to thank him for his service to Stericycle,” said Mr. Murley. “His commitment to Stericycle’s culture, customers, and team members will leave a long and lasting mark on the organization, and we wish him the very best in his next chapter.”

“It has been an honor to serve as CEO of Stericycle. I am most proud of all we do for our customers and the positive impact we make on the environment and safety of the communities in which we live and work,” said Mr. Alutto. “We are making good progress executing on our Business Transformation and I am confident that the Company will be in good hands under Cindy’s strong leadership. I look forward to working with Cindy and the Board to assure a smooth transition.”

The Company also announced that Chief Financial Officer Daniel V. Ginnetti will transition to the role of Executive Vice President of International following the appointment of a new CFO. The Company is conducting a comprehensive search for Stericycle’s next CFO with the assistance of a leading search firm.

Mr. Ginnetti joined Stericycle in 2003 as Regional Vice President of Finance and subsequently moved into regional operations with leadership roles in increasingly large territories, eventually becoming Senior Vice President of U.S. and Canada Operations for Stericycle. He was appointed CFO in 2014.

Mr. Murley said, “Dan has an in depth understanding of Stericycle’s core businesses and broad experience in the Company’s operations, making him well-positioned to take on this new international role. As we continue the global Business Transformation, Dan’s operational and financial acumen and deep familiarity of our businesses will help to enable Stericycle to more quickly standardize our operations, drive performance enhancements, and bridge best practices around the world.”

Additionally today, Stericycle announced that, following many years of distinguished service, Mark C. Miller and Thomas D. Brown will be retiring from the Board of Directors at the time of the Annual Shareholder’s Meeting in May.  Mr. Miller served as Stericycle’s CEO from 1992 to 2013, and as Chairman of the Board from 2008 to 2016. Mr. Brown has served on the Board since 2008, including as Chairman of the Compensation Committee for the past two years.

Mr. Murley added, “The Company is grateful for Mark and Tom’s leadership and for their important contributions to the growth and success of Stericycle during their many years of service.”

As part of the continued evolution of the Board of Directors, a search is currently underway to identify new directors that bring expertise relevant to Stericycle’s business.  Stericycle has engaged a leading search firm to assist in its efforts.

In a separate press release issued today, Stericycle released its results for the fourth quarter and full-year ended 2018. As previously announced, the Company is holding a conference call on February 28, 2019, at 4:00 p.m. central time. Dial 866-516-6872 at least 5 minutes before start time.  Presentation materials will be posted prior to the conference call at http://investors.stericycle.com. A replay will be available for 30 days by dialing 855-859-2056 or 404-537-3406, access code 6590507.

About Stericycle

Stericycle, Inc., (Nasdaq: SRCL) is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and safeguard the environment. Stericycle serves more than one million customers in all 50 U.S. states and 21 countries worldwide with solutions for regulated waste management, secure information destruction, compliance and customer contact.  For more information about Stericycle, please visit www.stericycle.com.

FOR FURTHER INFORMATION CONTACT:  Stericycle Investor Relations at 847-607-2012